Exhibit 10.1

[DATE]

[NAME ADDRESS]

Re: 2012 Rosetta Stone Special Retention Award Program

Dear [NAME]:

Thank you for your hard work and dedication to Rosetta Stone, Inc. (the “Company”).  We are on a critical path to transform our business model and capture new opportunities for growth.  Our success is tied to engaging and retaining our key leaders.  Your continued contributions to the Company are vital to achieving our global corporate goals.  Accordingly, the Company and the Board of Directors would like to extend to you a special retention award, consisting of a mix of the Company’s common stock and a cash payment as provided below.

CASH-BASED AWARD AMOUNT

You will be entitled to receive a cash retention bonus (the “Cash Award”) in an amount equal to [                                        ] Dollars ($[                          ]) if you remain a fulltime employee of the Company (or an affiliate) during the Retention Period or your employment is earlier terminated by the Company (or an affiliate) without Cause.  You will not be entitled to receive the Cash Award if your employment terminates for any other reason prior to the end of the Retention Period, including, but not limited to, with Cause, your death, your Disability or your voluntary termination.  Your Cash Award (if any), less normal and customary withholdings and deductions, will be paid to you in a single payment on or before January 31, 2013.

RESTRICTED STOCK AWARD

The Company hereby grants you the eligibility to receive [                            ] shares of the Company’s restricted stock (the “Restricted Stock Award”), subject to certain restrictions and requirements as described in the attached Rosetta Stone Inc. 2009 Omnibus Incentive Plan Cover Sheet and Restricted Stock Award Agreement.  The terms of these documents and the Rosetta Stone Inc. 2009 Omnibus Incentive Plan (the “Omnibus Plan”) are fully incorporated into this letter and made an integral part hereof.

If your employment is terminated by the Company (or an affiliate) without Cause prior to the full vesting of your Restricted Stock Award, the unvested part of your Restricted Stock Award will become immediately and fully vested.  If your employment terminates for any other reason prior to the full vesting of your Restricted Stock Award, including, but not limited to, with Cause, your death, your Disability or your voluntary termination, the unvested part of your Restricted Stock Award will be immediately forfeited (subject to the requirements of the Rosetta Stone Inc. Insider Trading Compliance Policy and the Omnibus Plan, as in effect from time to time).

DEFINITIONS

“Retention Period” shall mean the period beginning on January 1, 2012 and ending on December 31, 2012.

“Cause” has the meaning provided in the attached Restricted Stock Award Agreement.

“Disability” has the meaning provided in the attached Restricted Stock Award Agreement.

This letter, including the referenced documents, is the sole and entire statement of the retention program the Company is proposing and will be governed by the laws of the Commonwealth of Virginia.  No rights under this retention program, contingent or otherwise, will be transferable, assignable, or subject to any encumbrance, pledge or charge of any nature.  In addition, this retention program does not constitute an employment contract and does not alter or affect in any way the Company’s right to terminate your employment at any time with or without Cause or your right to terminate your employment with the Company in your discretion.

We are looking forward to working with you on achieving our 2012 global corporate goals and sincerely hope these terms are agreeable to you.  If so, please signify your acceptance of this retention program by signing the attached copy of this letter, including the attached documents, and returning that executed copy to Michaela Oliver on or before January 13, 2012.

ROSETTA STONE INC.
By:
Name: Tom Adams
Title: Chief Executive Officer

By:
Name: Laurence Franklin
Title: Chairman of the Board

I have read the terms of this retention program and, by signing below, hereby signify my acceptance of these terms:

EMPLOYEE

Date:

APPENDIX A

ROSETTA STONE INC. 2009 OMNIBUS INCENTIVE PLAN

 TERMS OF RESTRICTED STOCK AWARD AGREEMENT